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                                                                   EXHIBIT 3.1.1


                              ARTICLES OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         SUMMIT BROKERAGE SERVICES, INC.

                             (A FLORIDA CORPORATION)

         Pursuant to the provisions of Section 607.1006, Florida Statutes, this Corporation adopts the following articles of amendment to its Amended and Restated Articles of Incorporation:

         1.       The name of the Corporation is SUMMIT BROKERAGE SERVICES, INC.

         2        Section A(1) of Article V of the Amended and Restated Articles
of Incorporation is amended to read in its entirety as follows:

                  "...(1) The maximum aggregate number of shares of common stock, par value $.0001 per share (the "Common Stock"), that this Corporation shall have the authority to issue is 20,000,000 shares."

         3. The foregoing amendment to the Articles of Incorporation of the Corporation was adopted and approved by (i) the written consent of the Corporation's Board of Directors, effective as of June 15, 2001, and (ii) by the holders of a majority of the Corporation's issued and outstanding capital stock entitled to vote thereon, representing the number of votes sufficient for approval at an annual meeting of shareholders held on August 4, 2001.

         IN WITNESS WHEREOF, these Articles of Amendment have been executed this 4th day of August, 2001.

                                     SUMMIT BROKERAGE SERVICES, INC.



                                     By:  /s/ Richard Parker
                                         --------------------------------------
                                              Richard Parker, Chairman and
                                              Chief Executive Officer